Exhibit 10(k)

RABBI TRUST

This Agreement made this 20th day of November 2008, by and between TCF Financial Corporation (the “Employer”) and Mercer Trust Company, (the “Trustee”);

WHEREAS the Employer has adopted the TCF EMPLOYEES STOCK PURCHASE PLAN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (“SERP”) (the “Plan”);

WHEREAS the Employer has incurred or expects to incur liability under the terms of such Plan with respect to the individuals participating in such Plan;

WHEREAS the Employer wishes to establish a trust (the “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Employer’s creditors in the event of the Employer’s Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan;

WHEREAS it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”);

WHEREAS it is the intention of the Employer to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan;

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

SECTION 1. ESTABLISHMENT OF TRUST

a.               The Employer hereby deposits with the Trustee in trust one hundred dollars ($100) which shall become the principal of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

b.              The Trust hereby established shall be revocable by the Employer.

c.               The Trust is intended to be a grantor trust, of which the Employer is the grantor, within the meaning of subpart E, part I, subchapter J, Chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, (the “Code”) and shall be construed accordingly.

d.              The principal of the Trust, and any earnings thereon shall be held separate and apart form other funds of the Employer and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth.  Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust.  Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against the Employer.  Any assets held by the Trust will be subject to the claims of the Employer’s general creditors under federal and state law in the event on Insolvency, as defined in Section 3(a) herein.

e.               The Employer, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.  No Plan participant or beneficiary shall have any right to compel such additional deposits.

f.                 If a plan administrator other than the Employer had been appointed pursuant to the Plan, such administrator may act on behalf of the Employer named above for all purposes of this Agreement, except that the powers and obligations reserved for the Employer under this Section 1 and under Sections 10, 11 and 12 shall remain exclusively vested in the Employer;

g.              This trust may be adopted by affiliates of the Employer named above, in order to satisfy their obligations under the Plan, with the knowledge and consent of such Employer.  In the event that one or more affiliated employers adopt the Trust, the following rules shall apply notwithstanding anything to the contrary:

1.               The powers and obligations reserved for the “Employer” under Sections 5, 7, 8, 9, 10, 11 and 12 and this Section 1.g. shall remain exclusively vested in the entity first named above.

2.               For purposes of Sections 2, 3, 4, 6 and 13, “Employer” shall mean, with respect to each separate adopting entity, only that entity.  Without limiting the foregoing, the provisions of Section 3 shall apply separately to each such entity, and the assets attributable to an adopting entity’s contributions shall be subject to the claims of only that entity’s general creditors, regardless of the solvency or obligations of any other adopting entity.  Notwithstanding the foregoing, if stock of the Employer first named above (“Parent Stock”) or other assets are contributed to the Trust for the benefit of employees or service providers of a subsidiary of the Employer first named above, such Parent Stock (or other assets) shall be subject to the claims of the creditors of both the Employer first named above and the subsidiary.

3.               A separate adopting entity other that the Employer named above may terminate its participation in the Trust, with the knowledge and consent of such Employer, subject to Section 12(b), by written notice to the Trustee and the Employer first named above.

SECTION 2.  PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

a.               The Employer shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates the amounts payable in respect of each Plan participant (and his or her beneficiary), that provides a formula or other instructions acceptable to the Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts.  The Trustee will issue checks hereunder representing final payment of cash disbursements from the plan.  Mercer will net any remaining applicable withholding from payments issued to participants and transmit these withholding assets directly to Employer to facilitate W-2 tax reporting.  The Employer shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities.  The Employer shall be solely responsible for the accuracy of such withholding calculations and related matters and shall make withholding information available to Trustee immediately upon Trustee’s reasonable request.  The parties specifically acknowledge and agree that Trustee shall be serving only as a mere disbursing vendor in this regard, and not in any agency or fiduciary capacity, consistent with federal regulation 26 CFR 31.3505-1 (c)

b.              The entitlement of a Plan participant or beneficiary to benefits under the Plan shall be determined by the Employer or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

c.               The Employer may make payment of benefits, less income taxes, and FICA taxes to the extent applicable, directly to Plan participants or their beneficiaries as they become due under the terms of the Plan.  The Employer shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries, and if such payments are made, may be reimbursed from Trust to the extent of such benefits.  In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of Plan benefits directly from the Trust, the Employer shall make the balance of each such payment as it falls due.  The Trustee shall notify the Employer when principal and earnings are not sufficient.

SECTION 3.  TRUSTEE ESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN THE EMPLOYER IS INSOLVENT.

a.               The Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Employer is Insolvent.  The Employer shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Employer is unable to pay its debts as they become due, (ii) the Employer subject to a pending proceeding as a debtor under the United States Bankruptcy Code; or (iii) the Employer is determined to be insolvent by the Federal Deposit Insurance Corporation.

b.              At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Employer under federal and state law as set forth below.

1.               The Board of Directors and the Chief Executive Officer of the Employer shall have the duty to inform the Trustee in writing of the Employer’s Insolvency.  If a person claiming to be a creditor of the Employer alleges in writing to the Trustee that the Employer has become Insolvent, the Trustee shall determine whether the Employer is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

2.               Unless the Trustee has actual knowledge of the Employer’s Insolvency, or has received notice from the Employer or a person claiming to be a creditor alleging that the Employer is Insolvent, the Trustee shall have no duty to inquire whether the Employer in Insolvent.  The Trustee may in all events rely on such evidence concerning the Employer’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Employer’s solvency.  The Trustee may, however, at any time inquire in writing of the Chief Executive Officer of the Employer as to whether the Employer is Insolvent, and unless the Trustee receives written confirmation from such Chief Executive Officer with ten (10) days, that the Employer is not Insolvent the Trustee shall be deemed to have actual notice that the Employer is Insolvent and shall act accordingly.

3.               If at any time the Trustee has determined that the Employer is Insolvent or under paragraph (2), the Trustee is deemed to have actual notice that the Employer is Insolvent, the Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Employer’s general creditors.  Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of the Employer with respect to benefits due under the Plan or otherwise.

4.               The Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee had determined that the Employer is not Insolvent (or is no longer Insolvent).

5.               Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by the Employer in lieu of the payments provided for hereunder during any such period of discontinuance.

SECTION 4.  PAYMENTS TO THE EMPLOYER.

Except as provided in Sections 2(c) and (d), Section 3, and Section 12 hereof, the Employer shall have no right or power to direct the Trustee to return to the Employer or to divert to others any of the Trust assets before all benefit payments have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.

SECTION 5.  INVESTMENT AUTHORITY.

a.               The Trustee shall invest and reinvest the assets of the Trust in such assets as directed by the Employer and agreed upon by the Trustee.  Except as provided in (b) below, all rights associated with assets of the Trust shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with Plan participants.

b.              Any voting rights with respect to Trust assets will be exercised by the Employer and dividend rights with respect to the Trust assets will rest with the Employer.

c.               The Trustee may invest in securities (including stock) or obligations issued by the Employer first named above.

d.              Except to the extent that such powers may be limited by applicable regulatory authority, or as otherwise directed by the Employer in writing, the Trustee shall have the following powers and rights, and be subject to the following duties with respect to the Trust, in addition to those provided elsewhere in the Trust or by law:

1.               To receive and hold all contributions paid to it under the Plan; provided, however, that it shall have no duty to require any contributions to be made to it.

2.               To retain in cash or cash equivalents either all or a portion of the Trust, either to await investment or to meet contemplated payments of Plan benefits, and to deposit funds (in savings accounts, certificates of deposit or checking accounts) in any financial institution supervised by the United States or a State, including, if the Trustee is a bank, its own banking department or the banking department of an affiliate, if such deposits bear a reasonable rate of interest.

3.               To invest in units of any common trust fund or money market or daily interest fund operated or approved by the Trustee.

4.               To make payments from the Trust to such persons, in such manner, at such times and in such amounts as the Employer shall direct, without inquiring as to whether a payee is entitled to the payment or as to whether the payment is proper, to the extent such payment is made in good faith without actual notice or knowledge of the impropriety of such payment.

5.               As directed by the Employer, to compromise, contest, arbitrate, settle or abandon claims and demands.

6.               As directed by the Employer, to begin, maintain or defend any litigation necessary or appropriate in connection with the investment, reinvestment and administration of the Trust.

7.               To hold securities in its name as Trustee or in the name of its nominee or nominees, or in such other form as it determines best, with or without disclosing the trust relationship, and to execute such documents as are necessary to accomplish the foregoing; provided, however, that the records of the Trustee shall indicate the actual ownership or such securities or other property.

8.               To make, execute, acknowledge and deliver any and all instruments that may be necessary or appropriate to carry out the powers herein granted.

9.               To require, before making any payment, such release or other document from any taxing authority or such indemnity from the intended payee as the Trustee deems necessary.

SECTION 6. DISPOSITION OF INCOME.

During the term of the Trust, all income received by the Trust shall be accumulated and reinvested.

SECTION 7. ACCOUNTING BY THE TRUSTEE.

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to made, including such specific records as shall be agreed upon in writing between the Employer and the Trustee.  Within 90 days following the close of each calendar year and within 90 days after the removal or resignation of the Trustee, the Trustee shall deliver to the Employer a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transaction effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

SECTION 8. RESPONSIBILITY OF THE TRUSTEE.

a.               The Trustee shall act with care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Employer which is contemplated by, and in conformity with, the terms of the Plan or the Trust and is given in writing by the Employer.  In the event of a dispute between the Employer and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

b.              If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Employer agrees to indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments.  If the Employer does not pay such costs, expenses and liabilities within 30 days of being billed for such amounts, the Trustee may obtain payment from the Trust.

c.               The Trustee may consult with legal counsel (who may also be counsel for the Employer) with respect to any of its duties or obligations hereunder.

d.              The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

e.               The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein.

f.                 Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give the Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

SECTION 9. COMPENSATION AND EXPENSES OF THE TRUSTEE.

The Employer shall pay all administrative expenses and the Trustee’s fees and expenses.  If not so paid within 30 days of the billing of such amounts, the fees and expenses shall be paid from the Trust.

SECTION 10. RESIGNATION AND REMOVAL OF THE TRUSTEE.

a.               The Trustee may resign at any time by written notice to the Employer, which shall be effective 60 days after receipt of such notice unless the Employer and the Trustee agree otherwise.

b.              The Trustee may be removed by the Employer on 60 days’ notice or upon shorter notice accepted by the Trustee.

c.               Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee.  The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless the Employer extends the time limit.

d.              If the Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this section.  If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions.  All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

SECTION 11.  APPOINTMENT OF SUCCESSOR.

a.               If the Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, the Employer may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace the Trustee upon resignation or removal.  The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets.   The former Trustee shall execute any instrument necessary or reasonably requested by the Employer or the successor Trustee to evidence the transfer.

b.              The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Section 7 and 8 hereof.  The successor Trustee shall not be responsible for, and the Employer shall indemnify and defend the successor Trustee form, any claim or liability resulting from any action or inaction of any prior Trustee or form any other past event, or any condition existing at the time it becomes successor Trustee.

SECTION 12. AMENDMENT OR TERMINATION.

a.               This Trust Agreement supersedes any prior agreements, understanding, or negotiations, oral or written, sign or unsigned, between the parties and is the final complete and full understanding between the parties.  It may be amended only be a written instrument executed by the Trustee and the Employer.  Notwithstanding the foregoing, no such amendment shall deprive an eligible employee or beneficiary or survivor thereof of any benefits accrued under this Trust prior to such amendment without the written consent of such employee or, if deceased, the beneficiary or survivor thereof.

b.              The Employer may terminate the Trust at any time; provided, that such termination shall not deprive an eligible employee or beneficiary or survivor thereof of any benefits accrued under this Trust prior to such termination without the written consent of such employee, or if deceased, the beneficiary or survivor thereof.  Upon termination of the Trust, any assets remaining in the Trust shall be returned to the Employer first named above.

SECTION 13. CODE SECTION 409A.

Notwithstanding anything herein to the contrary:

a.               None of the assets of the Trust shall be located or transferred outside of the United States, except that Trust assets may be located in a foreign jurisdiction if substantially all of the services to which the nonqualified deferred compensation funded by such assets relates are performed in such jurisdiction.

b.              In no event shall assets of the Trust become restricted to the provision of benefits under the Plan in connection with a change in the Company’s financial health.

c.               In no event shall assets of the Trust become restricted to the provision of benefits under the Plan in connection with a Restricted Period (or other similar financial measure determined by the Secretary of the Treasury).

d.              No assets shall be transferred to, or set aside or reserved (directly or indirectly) in, the Trust during any Restricted Period for purposes of paying deferred compensation of an Applicable Covered Employee.

e.               For the purposes of this Section 13:

1.               “Restricted Period” means, with respect to any single-employer defined benefit plan of the Employer or any member of the Employer’s commonly controlled group:

A.           any period during which the plan is in at-risk status (as defined in section 430(i) of the Code);

B.             any period during which the plan sponsor is a debtor in a case under title 11, United States Code, or any similar federal or state law; and

C.             the 12-month period beginning on the date which is six months before the termination date of the plan if, as of the termination date, the plan is not sufficient for benefit liabilities (within the meaning of section 4041 of the ERISA).

2.               “Applicable Covered Employee” means:

A.           a Covered Employee of a plan sponsor or of a member of a controlled group that includes the plan sponsor; and

B.             a former employee who was a Covered Employee at the time of termination of employment with the plan sponsor or a member of a controlled group that includes the plan sponsor.

3.               “Covered Employee” means an individual described in section 162(m)(3) of the Code or an individual subject to the requirements of section 16(a) of the Securities Exchange Act of 1934.

The provisions of this Section 13 are intended to satisfy the requirements set forth in section 409A(b) of the Code, and they shall be interpreted, administered and construed consistent with said intent.

SECTION 14. MISCELLANEOUS.

a.               Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

b.              Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

c.               This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York; except to the extent the same are preempted by applicable federal law.

d.              The attached addenda are incorporated as part of this Trust Agreement.

SECTION 15. EFFECTIVE DATE.

This Trust Agreement shall be effective as of January 1, 2009.

IN WITNESS WHEREOF, the Employer and the Trustee have caused this Agreement to be signed by their duly authorized officers, all as of the date and year last above written.

TCF FINANCIAL CORPORATION		MERCER TRUST COMPANY

By:	/s/ Barbara Shaw	By:	/s/ Robert Parish

Title:	SVP, Director of Corporate H.R.	Title:	Trust Officer

Date:	11/20/2008	Date:	11/24/2008

SCHEDULE A

TCF FINANCIAL NONQUALIFIED SERP DIVIDENDS PROCESS

TCF Financial Nonqualified SERP Dividends

Pass-through dividend set up and process flow to accommodate the flat rate withholding for W-2 income reporting by TCF

1.                     All TCF SERP participants receive dividends in cash and are identified via a Div Pass Thru Election. Note: All dividends are pass-thru.

2.                     TCF will provide withholding election exceptions to Mercer prior to dividend payable date.

3.                     Mercer will execute the following 3 transactions on each dividend payable date:

Dividend Allocation

Dividend withdrawal distribution

Taxation Transfer

4.                     A Dividend transaction will post the cash dividend transaction to the dividend pass-through participant’s account on the recordkeeping system.

5.                     Mercer Trust Company will apply the stock dividend wire to the TCF cash account.

6.                     The Dividend withdrawal transaction will withdraw 75% (unless otherwise noted) of the amount posted to uninvested cash, interface with OmniPay, and issue a check representing the net pass-thru dividend amount paid to the participant.

7.                     The taxation transfer disburses remainder of cash dividend amount (25%, unless otherwise noted). This represents the flat rate withholding amount to be returned to TCF. Processing the transfer ensures the withholding dollars remain in the plan’s cash account (to facilitate wire back to TCF) and are not sent to the qualified plan Fed withholding account. Note: TCF may receive personal checks directly from participants. In these instances, Mercer will not code withholding upon distribution processing.

8.                     Together the dividend disbursement records and the taxation transfer represent the audit trail of the dividend payment and withholding amount returned to TCF to facilitate W-2 tax reporting. The total of the two files equal the amount of cash moved into the plan from trust.

9.                     Client Service team facilitates wire to TCF for W-2 tax reporting.

10.               Mercer sends FTP dividend file to TCF by the 10th day of the following month. 1st file from Mercer will be March 2009. Note: TCF will overwrite tax reporting for participant tax payments via personal check.

11.               TCF to provide reciprocal file to Mercer confirming the submittal of withholding to the IRS.

SCHEDULE B

TCF FINANCIAL NONQUALIFIED SERP DISTRIBUTIONS PROCESS

TCF Financial Nonqualified SERP Distributions

Distribution set up and process flow to accommodate monthly SERP Distributions.

1.                     All TCF SERP participant distributions are processed in lump sum (includes periodic payments/installments). TCF stock is distributed in-kind. Vanguard assets are distributed in cash.

2.                     Mercer will execute the distribution transactions upon written direction/spreadsheet from TCF (a sample of the Payment Request spreadsheet is attached). The direction will include SERP payment calculations and the applicable tax withholding. Federal is 25%, unless otherwise noted and state withholding is per state of residency upon distribution.

3.                     Participants will forfeit non-vested TCF stock. The stock is sold and the forfeited dollars are transferred to the Vanguard Money Market account.

4.                     Mercer will post the distribution with the applicable tax withholding to the participant’s account. Mercer will initiate the sale of mutual funds. TCF stock will be issued in-kind via DTC or Stock Statement, fractional shares will be sold.

Note: Shares of TCF stock may be sold to facilitate forfeiture and fed tax withholding. The withholding hierarchy will be to first use proceeds from the Vanguard funds and the sell TCF stock if necessary to complete the full withholding requirement of the distribution.

5.                     Mercer Trust Company will liquidate the assets from the TCF cash account. Mellon initiates the TCF Stock DTC or Stock Statement.

6.                     Mercer will issue the distribution check (net of taxes) to the participant’s address of record.

7.                     The participant’s disbursement records will reflect the distribution payment and withholding amount returned to TCF to facilitate tax reporting. The total of the two equal the amount of cash and shares distributed from the trust.

8.                     Client Service team facilitates wire to TCF for tax reporting.

9.                     Client Service team to provide a spreadsheet of SERP Distribution details to TCF via Mercer Connect.

SCHEDULE C

SAMPLE OF SERP DISTRIBUTIONS

SAMPLE SERP PAYMENT REQUEST

								Withholding
Payment Date (if requested)	Participant Name	Participant SSN	Termination Date	Prior Plan / New Plan	SERP Vesting Percent	Payment Request (See Comment)	Withholding from payment (Y/N)	Federal	State	DTC Delivery Information	Residual Cash/Vanguard/Cash/Confirmation Notice Delivery Information
1/28/2008	Name 1	111-11-1111	12/31/2007	Old Plan	100%	1/10 of prior plan balance	Y	25.00%	4.35%	Merrill Lynch, DTC #0000, Account #000-00000 (Contact Name, number)	Send Confirm and fractional check to participant’s home address: Number Street City, State Postal
2/15/2008	Name 2	###-##-####	2/19/2002	Old Plan	100%	$10,000	Y	25.00%	4.75%	UBS, DTC #0000, Account #00000000 00, contact name, number)	Send Confirm and fractional check to participant’s home address: Number Street City, State Postal
2/15/2008	Name 3	###-##-####	7/8/2005	Old Plan	100%	1/7th of account	Y	25.00%	6.25%	Shares of TCF stock and cash for fractional share to Merrill Lynch, DTC #0000, Account #000-00000. Contact name, number	(see DTC delivery information)
7/10/2008	Name 4	###-##-####	1/10/2008	New Plan	100%	100%	Y	25.00%	3.00%	DRS	participant’s home address: Number Street
8/4/2008	Name 5	###-##-####	1/31/2008	New Plan	40%	100%	Y	25.00%	6.25%	DRS	Send Confirm and fractional check to participant’s home address: Number Street City, State Postal
8/4/2008	Name 6	###-##-####	2/1/2008	New Plan	100%	100%	Y	25.00%	4.35%	Fidelity Brokerage, DTC #0000, Account #00000000	Send Confirm and fractional check to participant’s home address: Number Street City, State Postal